AMENDMENT TO THE
ADVISORS SERIES TRUST
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of the 3rd day of June, 2010, to the Fund Administration Servicing Agreement, dated as of June 8, 2006, as amended (the "Agreement"), is entered into by and between Advisors Series Trust, a Delaware statutory trust (the "Trust") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into a Fund Administration Servicing Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add funds; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the exhibits and add the following series to the Advisor Series Trust:

Exhibit V, the funds and fees of the O’Shaughnessy Funds, is hereby added to the Agreement and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ADVISORS SERIES TRUST		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Douglas G. Hess	By:	/s/ Michael R. McVoy

Printed Name:	Douglas G. Hess	Printed Name:	Michael R. McVoy

Title:	President	Title:	Executive Vice President

Exhibit V to the Advisors Series Trust Fund Administration Servicing Agreement

Name of Series	Date Added
O'Shaughnessy Small/Mid Cap Growth Fund	June 3, 2010
O'Shaughnessy Enhanced Dividend Fund	June 3, 2010
O'Shaughnessy All Cap Core Fund	June 3, 2010
O'Shaughnessy Global Equity Fund	June 3, 2010
O'Shaughnessy International Equity Fund	June 3, 2010

FUND ADMINISTRATION & COMPLIANCE PORTFOLIO SERVICES FEE SCHEDULE at June, 2010
Domestic and International Funds
Annual Fee Based Upon Assets Per Fund Complex*
$___on the first $___million (includes 5 funds with one class) - Discount of ____% in the first 6 months and __% for the next 18 months and ___% in year 3. Additional funds, above the first 5 at  $_____ each

        _____ basis points on the next $_____
        _____ basis points on the balance above $_____

Additional Classes
▪ $_____ for each additional class of shares
Advisor Information Source Web Portal
▪ $_____ /fund per month
▪ Specialized projects will be analyzed and an estimate will be provided prior to work being performed
SEC §15(c) Reporting
▪ $_____ /fund per report – first class
▪ $_____ /additional class report
Out-Of-Pocket Expenses
Including but not limited to postage, stationery, programming, special reports, daily compliance testing systems expenses, proxies, insurance, EDGAR filing, retention of records, federal and state regulatory filing fees, certain insurance premiums, expenses from board of directors meetings, third party auditing and legal expenses, conversion expenses (if necessary), and all other out-of-pocket expenses.
Additional Services
Available but not included above are the following services – multiple classes, legal administration, daily fund compliance testing, and daily performance reporting.
Chief Compliance Officer (CCO) Annual Fee*
▪ $_____ /year per fund, regardless of the number of classes assuming 5 funds
Out-Of-Pocket Expenses
Including but not limited to CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.
Fees are billed monthly.
*NOT Subject to annual CPI increase, Milwaukee MSA.

Advisor’s Signature below acknowledges approval of the fee schedule on this Exhibit V.
O’Shaughnessy Asset Management, LLC

By:    /s/ Chris Loveless

Printed Name:   Chris Loveless              Title:   President and COO

Date:   June 28, 2010